UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 23, 2025

Goldman Sachs Real Estate Finance Trust Inc

(Exact name of registrant as specified in its charter)

Maryland	000-56667	99-2025085
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 West Street, New York New York

10282

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (212) 902-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 11, 2025, REFT Water Street LLC (“Seller”), an indirect, wholly-owned subsidiary of Goldman Sachs Real Estate Finance Trust Inc (the “Company”) entered into a Master Repurchase and Securities Contract (together with the related transaction documents, the “Repurchase Agreement”) with Wells Fargo Bank, National Association (“Wells Fargo”) to finance the acquisition and origination by Seller of performing, floating-rate whole loans, senior and pari passu participation interests in whole loans and mezzanine loans satisfying certain conditions set forth in the Repurchase Agreement.

On July 23, 2025, the limit on the Repurchase Agreement was increased to provide for asset purchases by Wells Fargo of up to $500 million (the “Facility”). All other terms and conditions of the Facility remain materially the same and are incorporated herein by reference to the Company’s Current Report on Form 8-K dated March 17, 2025.

Item 8.01	Other Events.

Loan Origination

Tampa Multifamily

On July 11, 2025, the Company originated a $110.5 million floating rate, first mortgage loan collateralized by a 314-unit multifamily property located in Tampa, Florida (“Tampa Multifamily”). The mortgage loan is intended to refinance the existing debt on the property. The initial term of the loan is two years and provides for three one-year extension options, subject to the satisfaction of certain pre-defined conditions by the borrower. Monthly payments consist of interest only at a rate of one-month term Secured Overnight Financing Rate (“SOFR”) plus 2.55%.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 29, 2025	Goldman Sachs Real Estate Finance Trust Inc

	By:	/s/ Mallika Sinha
	Name:	Mallika Sinha
	Title:	Chief Financial Officer